Exhibit 24(b)(8.10)

Fourth Amendment to the Amended and Restated Selling and Services Agreement and Participation Agreement

            This Fourth Amendment dated as of November 1, 2015 by and between Voya Retirement Insurance and Annuity Company, formerly known as ING Life Insurance and Annuity Company (“Voya Retirement”), Voya Institutional Plan Services, LLC, formerly known as ING Institutional Plan Services, LLP (“Voya Institutional”), Voya Financial Partners, LLC, formerly known as ING Financial Advisers, LLC (“Voya Financial”)(collectively “Voya”), and Fred Alger & Company, Incorporated (“Distributor”), is made to the Amended and Restated Selling and Services Agreement and Fund Participation Agreement dated as of May 1, 2008, as amended February 5, 2009, October 1, 2009, and July 8, 2011 (the “Agreement”).  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to make additional funds available under the Agreement.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.         Schedule C to the Agreement is hereby deleted in its entirety, and replaced with the attached Schedule C.

2.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.         This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

Voya Retirement Insurance and Annuity Company By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President	Fred Alger & Company, Incorporated By: /s/ Hal Liebes Name: Hal Liebes Title: Chief Operating Officer, Chief Legal Officer
Voya Institutional Plan Services, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President	Voya Financial Partners, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President

SCHEDULE C

Fee Schedule

As compensation for the services Voya renders under the Agreement, Distributor will pay a fee to Voya equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in Voya accounts in the Funds.

Share Class	A	I	I-2	R	Z (accounts opened prior to November 1, 2015)	Z (accounts opened on or after November 1, 2015)
12b-1 Fees	X.XX%	N/A	N/A	X.XX%	N/A	N/A
Shareholder Servicing Fees	N/A	X.XX%	N/A	X.XX%	N/A	N/A
Sub-Accounting Fees	X.XX%	X.XX%	N/A	X.XX%	N/A	N/A
Additional Payments from Legitimate Profits of Fred Alger Management, Inc.	X.XX%	X.XX%	X.XX%	N/A	X.XX%	N/A
Total Fees	X.XX%	X.XX%	X.XX%	X.XX%	X.XX%	N/A

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